Exhibit 99.1

FOR MEDIA INQUIRIES, CONTACT:	FOR INVESTOR INQUIRIES, CONTACT:
Krysta Larson, Director of Global Public Relations	Tim Gagnon, Director of Investor Relations
Email: krysta.larson@chrobinson.com	Email: tim.gagnon@chrobinson.com

C.H. Robinson Names New Board Member

Tim Gokey Joins Board of Directors

Minneapolis, Minnesota, October 18, 2017 — C.H. Robinson (NASDAQ: CHRW) announced today that its Board of Directors has appointed a new director, Timothy C. Gokey. Gokey, 56, currently serves as President and Chief Operating Officer at Broadridge Financial Solutions.

“We are excited to welcome Tim to C.H. Robinson’s Board of Directors,” said John P. Wiehoff, Chairman and Chief Executive Officer of C.H. Robinson. “Tim is a growth-oriented leader whose experience and strategic thought leadership will be an asset for our Board. Tim’s proven track record within growth organizations will serve our company and shareholders well. He will be an outstanding addition to our board.”

“I am honored to serve on C.H. Robinson’s Board of Directors,” said Tim Gokey. “C.H. Robinson is a market leader with best in class execution, a customer-centric approach, and strong financial returns. I believe the company is well positioned for future success.”

Gokey joined Broadridge Financial Solutions in 2010 as Senior Vice President and Corporate Development Officer and was promoted to Chief Operating Officer two years later. Previously, Gokey served as President, Retail Tax for H&R Block, where he launched significant product innovation and worked to reposition the brand. He also served as a Partner at McKinsey & Company, where he co-founded the CRM practice.

Mr. Gokey earned a Doctorate in Finance and an undergraduate degree in Philosophy, Politics, and Economics from the University of Oxford, where he studied as a Rhodes Scholar. Mr. Gokey is a graduate of Princeton University, where he earned an AB in Public Affairs and Management Engineering.

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 113,000 customers and 107,000 contract carriers through our integrated network of offices and more than 14,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Source: C.H. Robinson

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